Exhibit 21

Tutor Perini Corporation

Subsidiaries of the Registrant

			Percentage
			of Interest
	Business		or Voting
	Segment	Place of	Securities
Name	(as applicable)	Organization	Owned
Tutor Perini Corporation		Massachusetts
Tutor Perini Building Corp.	Building	Arizona	100%
Desert Mechanical Inc.	Specialty Contractors	Nevada	100%
Black Construction Corporation	Civil	Guam	100%
Perini Management Services, Inc.	Building	Massachusetts	100%
James A. Cummings, Inc.	Building	Florida	100%
Cherry Hill Construction, Inc.	Civil	Maryland	100%
Rudolph and Sletten, Inc.	Building	California	100%
Keating Building Company	Building	Delaware	100%
Bow Equipment Leasing Company, Inc.	N/A	New Hampshire	100%
Superior Gunite	Specialty Contractors	California	100%
Fisk Electric Company	Specialty Contractors	Texas	100%
Roy Anderson Corp	Building	Mississippi	100%
Lunda Construction Company	Civil	Wisconsin	100%
Frontier-Kemper Constructors, Inc.	Civil	Indiana	100%
GreenStar Services Corporation	Specialty Contractors	Delaware	100%
Five Star Electric Corp.	Specialty Contractors	New York	100%
WDF Inc.	Specialty Contractors	New York	100%
Nagelbush Mechanical, Inc.	Specialty Contractors	Florida	100%
Becho, Inc.	Civil	Utah	100%
PCR Insurance Company	N/A	Arizona	100%